Exhibit 8.1

SIDLEY AUSTIN LLP 1000 LOUISIANA STREET SUITE 5900 HOUSTON, TX 77002 +1 713 495 4500 +1 713 495 7799 FAX AMERICA • ASIA PACIFIC • EUROPE

April 18, 2025

Kentucky Power Company

1 Riverside Plaza

Columbus, Ohio 43215-2373

Kentucky Power Cost Recovery LLC

1645 Winchester Avenue

Ashland, Kentucky 41101

Re:	Kentucky Power Cost Recovery LLC

Ladies and Gentlemen:

We have acted as special counsel to Kentucky Power Company, a Kentucky corporation (“Kentucky Power”), as co-registrant, and Kentucky Power Cost Recovery LLC, a Delaware limited liability company (the “Company”), as issuing entity and co-registrant, in connection with the issuance and registration of $478,305,000 aggregate principal amount of the Company’s Series 2025 Senior Secured Recovery Bonds (the “Bonds”). In connection therewith, reference is made to the Registration Statement on Form SF-1 (Registration Nos. 333-284112 and 333-284112-01) filed by Kentucky Power and the Company on January 2, 2025 (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Bonds will be offered in such manner as described in the form of the prospectus (the “Prospectus”) included as part of the Registration Statement. The Bonds are to be issued under an Indenture (the “Indenture”) between the Company and U.S. Bank Trust Company, National Association, as indenture trustee, and U.S. Bank National Association, as securities intermediary, to be dated as of the issuance date of the Bonds. Capitalized terms used herein and not otherwise defined are used as defined in the Registration Statement.

In connection with this opinion letter, we have examined the Registration Statement, the Indenture, the Financing Order and the Basic Documents. We have also examined such certificates, documents and records and have made such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. We have examined and relied upon originals, or copies of originals, certified or otherwise identified to our satisfaction of such records of Kentucky Power and the Company and such agreements, certificates and oral or written statements and representations of public officials, certificates of officers or other representatives of Kentucky Power and the Company and other instruments and examined such questions of law and satisfied ourselves to such matters of fact as we deemed relevant or necessary as a basis for this opinion letter. In rendering the opinions expressed in this opinion letter, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of any copies thereof submitted to us for examination. As to any facts material to the opinions expressed herein, we have, without independent verification, relied upon statements and representations of officers and other representatives of Kentucky Power and/or the Company or others. In addition, in rendering this opinion letter we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

Based on Rev. Proc. 2005-62, 2005-2 C.B. 507, as modified by Rev. Proc. 2024-15, 2024-12 I.R.B. 717, and the assumptions and representations set forth herein and in the Prospectus and the Registration Statement, and subject to the limitations set forth herein and in the preliminary prospectus, the Prospectus and the Registration Statement, we are of the opinion that for U.S. federal income tax purposes, (1) the Company will not be treated as a taxable entity separate and apart from Kentucky Power (the Company’s sole member) and (2) the Bonds will constitute indebtedness of Kentucky Power. This opinion is based on certain representations made by us and Kentucky Power, on the application of current law to the facts as established by the Indenture and other relevant documents and assumes compliance with the Indenture and such other documents as in effect on the date of issuance of the Bonds.

The opinions set forth herein are limited to the U.S. federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, U.S. federal taxes other than income tax or any other tax consequences regarding the transaction referred to above or any other transaction. The opinions set forth herein are based upon the current provisions of the Internal Revenue Code of 1986, as amended, and Treasury Regulations issued or proposed thereunder, Revenue Rulings and other releases of the Internal Revenue Service and current case law, any of which can change at any time. Any such changes can apply retroactively and modify the legal conclusions on which the opinions set forth herein are based. The opinions set forth herein are given as of the date hereof and we undertake no obligations to supplement this opinion letter if any applicable law changes after such date or if we become aware of any facts that might change the opinions expressed herein after such date or for any other reason.

This opinion letter is furnished to you and is for your use in connection with the issuance of the Bonds described above. This opinion letter may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, except that this opinion letter may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the discussion of our opinions under the section captioned “Material U.S. Federal Income Tax Consequences,” and under the heading “Legal Matters” in the Prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sidley Austin LLP